Fuel Systems Solutions Reports Third Quarter 2012 Results

     Third Quarter Revenue of $89.6 Million Loss per Share of $0.03 Includes $0.09 Tax Expense

Reducing 2012 Outlook

NEW YORK, N.Y., November 8, 2012 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its third quarter and nine months ended September 30, 2012.

Mariano Costamagna, Fuel Systems’ CEO, said, “Fuel Systems’ third quarter automotive revenue was essentially unchanged in constant currency, with growth in some European countries offset by softer aftermarkets and OEM demand in Latin America and Asia. We also experienced slowing in our industrial business as end markets are weaker near-term.”

“Low natural gas prices compared to diesel or gasoline continues to drive the trend toward natural gas vehicles, and OEMs around the world are adopting gaseous and bi-fuel strategies. However, some markets, including the US, are in the early stages of natural gas adoption and OEM rollouts are slower to evolve than anticipated. This plus the near-term slowing in some of our key industrial markets causes us to reduce our outlook for the year. Long-term, we continue to believe our complete, proven systems offer highly competitive solutions in our target markets and that Fuel Systems is well-positioned to gain share as a top-three provider. We are dedicated to working with our partners to meet the global demand for vehicles that run on cheaper, cleaner and abundant alternative fuels,” Mr. Costamagna added.

Third Quarter 2012 Financial Results

Revenue for the third quarter of 2012 was $89.6 million, compared to $99.8 million in the third quarter of 2011. Foreign exchange negatively impacted revenues by $8.5 million in the third quarter of 2012. The remainder of the variance results from overall volumes being roughly comparable to last year’s level, with declines in heavy duty and auxiliary power unit (APU) volumes in the industrial markets and a decrease in aftermarket volumes in automotive, offset by gains in DOEM volumes in the US and abroad, and increases in compressor sales.

Gross profit for the third quarter of 2012 was $18.8 million, or 21.0% of revenue, compared to $23.9 million, or 23.9% of revenue, in the third quarter of 2011, primarily reflecting the changes in the margin profile of our mix of business and increased costs of $0.8 million associated with warranties and net inventory write-downs. Operating income for the third quarter of 2012 totaled $0.2 million, or 0.2% of revenue, compared to operating income of $1.7 million, or 1.7% of revenue, in the third quarter of 2011, reflecting lower operating expenses, which were more than offset by lower gross margin.

EBITDA for the third quarter of 2012 was $5.3 million, or 5.9% of revenue, compared to $6.7 million, or 6.7% of revenue, in the third quarter of 2011, primarily reflecting the abovementioned revenue and cost variances. EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

Pretax income for the third quarter of 2012 was $1.2 million, compared to $1.6 million in the prior year third quarter. The tax rate for the third quarter of 2012 was 152% compared to 127% in the prior year third quarter. The Company operates in an international environment with significant operations in various locations outside of the United States, which have statutory tax rates that are different from the US tax rate. Accordingly, the consolidated income tax rate is a composite rate reflecting the earnings in various locations and the applicable rates. The unusually high income tax rates are primarily a result of the fluctuation of earnings in various jurisdictions and losses incurred in the US and certain foreign jurisdictions, for which no tax benefits have been recorded. The Company now expects its effective tax rate for 2012 to be approximately 55%.

Net loss for the third quarter of 2012 was $0.6 million, or $0.03 per diluted share, compared to net loss of $0.4 million, or $0.02 per diluted share, in the third quarter of 2011.

A table presenting historical reclassified operating segment data can be found in the tables contained at the end of this release.

FSS Automotive Operations

FSS Automotive third quarter 2012 revenue was $61.2 million, compared to $68.4 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was a negative $7.5 million; in constant currency, third quarter FSS Automotive revenue was comparable to the prior year, reflecting increased DOEM volumes and increased compressor sales offset by declines in the aftermarket. FSS Automotive third quarter 2012 operating income was $0.6 million, compared to an operating loss of $0.4 million in the same period a year ago. FSS Automotive third quarter 2012 EBITDA was $4.2 million, compared to $4.0 million a year ago.

FSS Industrial Operations

Revenue from FSS Industrial was $28.4 million, compared to $31.3 million the same quarter a year ago. The impact of foreign exchange on FSS Industrial was a negative $1.0 million; in constant currency, third quarter FSS Industrial revenue decreased 6.1%, reflecting lower industrial demand in North America and Europe, and lower heavy duty and APU revenue. FSS Industrial third quarter 2012 operating income was $1.0 million, compared to operating income of $3.3 million in the same period a year ago. FSS Industrial third quarter 2012 EBITDA was $2.4 million, compared to $3.8 million a year ago, which reflects the above revenue decrease and a lower gross profit margin.

Nine Months Ended September 30, 2012 Financial Results

Total revenue for the nine months of 2012 was $295.9 million compared to $307.2 million for the nine months of 2011. Net income for the nine months of 2012 was $5.3 million, or $0.27 per diluted share, compared to $3.8 million, or $0.19 per diluted share, for the nine months of 2011. EBITDA for the nine months of 2012 was $21.4 million, compared to $25.1 million for the nine months of 2011.

Total FSS Automotive revenue for the nine months of 2012 was $203.1 million, compared to $213.4 million for the same period a year ago. Automotive operating income was $4.4 million for the 2012 nine months, compared to $4.2 million for the 2011 nine months. FSS Automotive EBITDA for the nine months of 2012 was $15.1 million, compared to $15.9 million for the nine months of 2011.

Total FSS Industrial revenue for the nine months of 2012 was $92.8 million, compared to $93.8 million for the same period a year ago. Industrial operating income was $7.9 million for the 2012 nine months, compared to $10.6 million for the 2011 nine months. FSS Industrial EBITDA for the nine months of 2012 was $11.0 million, compared to $12.9 million for the nine months of 2011.

Company Outlook

Fuel Systems has reduced its 2012 outlook, including the following assumptions:

·	Automotive operations – based on the latest information available from OEM customers, revenue contributions are now expected to be delayed from programs planned in Thailand and certain Latin American automotive markets from 2012 until 2013; lower revenue from slower than previously expected growth in European aftermarket products; and a reduced revenue contribution from US Automotive as the market continues to develop more slowly than originally anticipated;

·	Industrial operations – expected continued slowdown in stationery equipment, APUs and mobile industrial equipment markets.

Based on the aforementioned factors, the Company now expects full year 2012 revenue to be between $380 million and $395 million, and expects 2012 gross margin of 23% to 24%, with 2012 operating margin of 1% to 3%.

Mr. Costamagna added, “We are implementing plans for performance improvement, and it is expected that we can reduce our cost structure and expenses, improve operating efficiencies and forecasting, and provide synergies that will enable us to manage our business well during this period of slower end market demand. We remain focused on execution and new product development as we invest in the future growth for bi- and mono-fuel systems worldwide.”

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION”. EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure: Net Income attributable to non-controlling interest; Depreciation & Amortization; Interest income, net; and Benefit (Provision) for Income Taxes. Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, November 8th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its third quarter 2012 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 40136696. The call will be webcast and can be accessed from the “Investor Relations” section of the Company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight Eastern Time on November 13th by dialing 855-859-2056 or 404-537-3406 and entering pass code 40136696. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2012, as well as its position in the market place, the success of products and the success and integration of recent acquisitions and organizational changes. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to a further slowing of economic activity, our ability to integrate recently acquired businesses and to realize the expected synergies; our ability to reduce our cost structure and expenses as anticipated; the unpredictable nature of the developing alternative fuel US automotive market; unanticipated economic uncertainties caused by political instability in certain of the local markets we do business in; the growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to promptly realign costs with current market conditions; unanticipated litigations; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the continued weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2011. The Company does not undertake to update or revise any of its forward-looking statements.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel Systems Solutions, Inc. (646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio ccapaccio@lhai.com Cathy Mattison cmattison@lhai.com (415) 433-3777

– Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
September 30, 2012		December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$54,635	$96,740
Short-term investments	11,593	—
Accounts receivable, less allowance for doubtful accounts of $2,968 and $2,665 at
September 30, 2012 and December 31, 2011, respectively	72,735	62,551
Inventories	114,496	103,382
Deferred tax assets, net	7,636	6,512
Other current assets	13,008	19,125
Related party receivables	6,316	10,975

Total current assets	280,419	299,285
Equipment and leasehold improvements, net	60,564	59,051
Goodwill, net	58,539	58,968
Deferred tax assets, net	5,495	363
Intangible assets, net	25,845	29,422
Other assets	883	1,187
Long-term investments	7,446	884
Related party receivables	—	842

Total Assets	$439,191	$450,002

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$44,148	$54,816
Accrued expenses	41,228	36,230
Income taxes payable	3,444	2,517
Current portion of term loans and debt	139	6,367
Deferred tax liabilities, net	162	82
Related party payables	3,653	4,680

Total current liabilities	92,774	104,692
Term and other loans	392	3,698
Other liabilities	9,694	7,885
Deferred tax liabilities, net	3,261	3,905

Total Liabilities	106,121	120,180

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding
at June 30, 2012 and December 31, 2011	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,091,622 issued and
20,023,509 outstanding at September 30, 2012; and 20,089,591 issued and 20,014,065
outstanding at December 31, 2011	20	20
Additional paid-in capital	319,386	318,632
Shares held in treasury, 8,642 and 16,055 shares at September 30, 2012 and December 31,
2011, respectively	(322)	(523)
Retained Earnings	20,685	15,357
Accumulated other comprehensive income (loss)	(6,699)	(3,664)

Total Equity	333,070	329,822

Total Liabilities and Equity	$439,191	$450,002

	FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)
	(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2012	2011	2012	2011

Revenue	$89,561	$99,758	$295,902	$307,174
Cost of revenue	70,728	75,884	225,400	234,590

Gross profit	18,833	23,874	70,502	72,584
Operating expenses:
Research and development expense	6,772	7,112	21,935	20,660
Selling, general and administrative expense	11,842	15,043	41,076	40,847

Total operating expenses	18,614	22,155	63,011	61,507

Operating income	219	1,719	7,491	11,077
Other income (expense), net	863	(402)	1,013	(435)
Interest income, net	109	277	200	665

Income from operations before income taxes and
non-controlling interest	1,191	1,594	8,704	11,307
Income tax expense	(1,809)	(2,021)	(3,376)	(7,454)

Net (loss) income	(618)	(427)	5,328	3,853
Less: Net income attributable to non-controlling
interests	—	—	—	(96)

Net (loss) income attributable to Fuel Systems
Solutions, Inc.	$(618)	$(427)	$5,328	$3,757

Net (loss) income per share attributable to Fuel
Systems Solutions, Inc:
Basic	$(0.03)	$(0.02)	$0.27	$0.19

Diluted	$(0.03)	$(0.02)	$0.27	$0.19

Number of shares used in per share calculation:
Basic	20,023,509	19,986,960	20,019,218	19,959,182

Diluted	20,023,509	19,986,960	20,056,224	20,089,887

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended
	September 30,

	2012	2011

Net income	$5,328	$3,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	7,830	8,161
Amortization of intangibles arising from acquisitions	5,042	6,275
Provision for doubtful accounts	483	430
Provision for related party loan receivable	828	—
Write down of inventory	2,078	1,683
Deferred income taxes	(6,749)	132
Unrealized (gain) loss on foreign exchange transactions, net	(258)	601
Compensation expense related to equity awards	936	942
Loss (gain) on disposal of equipment and leasehold improvements	726	(31)
Reduction of contingent consideration	—	(605)
Changes in assets and liabilities, net of acquisitions:
Increase in accounts receivable	(9,761)	(10,758)
Increase in inventories	(11,614)	(20,538)
Decrease in other current assets	2,652	5,590
Decrease in other assets	160	182
(Decrease) increase in accounts payable	(8,458)	5,271
Increase in income taxes payable	957	1,417
Increase (decrease) in accrued expenses	9,037	(2,037)
Receivables from/payables to related party, net	3,300	2,652
Decrease in long-term liabilities	(115)	(363)

Net cash provided by operating activities	2,402	2,857

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(11,295)	(9,663)
Purchase of investments	(18,277)	—
Acquisition, net of cash acquired	(5,700)	(13,441)
Amount in restricted cash for acquisition of non-controlling interest	2,820	(3,179)
Other	253	433

Net cash used in investing activities	(32,199)	(25,850)

Cash flows from financing activities:
(Decrease) increase in callable revolving lines of credit, net	(2,438)	599
Payments on term loans and other loans	(6,867)	(2,407)
Acquisition of non-controlling interest	(2,820)	(7,498)
Other	18	16

Net cash used in financing activities	(12,107)	(9,290)

Decrease in cash and cash equivalents	(41,904)	(32,283)
Effect of exchange rate changes on cash	(201)	2,057

Net decrease in cash and cash equivalents	(42,105)	(30,226)
Cash and cash equivalents at beginning of period	96,740	124,775

Cash and cash equivalents at end of period	$54,635	$94,549

	FUEL SYSTEMS SOLUTIONS, INC.
	OPERATING SEGMENT INFORMATION
	(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2012	2011	2012	2011

Revenue:
FSS Industrial	$28,403	$31,314	$92,800	$93,776
FSS Automotive	61,158	68,444	203,102	213,398

Total	$89,561	$99,758	$295,902	$307,174

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2012	2011	2012	2011

Operating Income (Loss):
FSS Industrial	$989	$3,307	$7,875	$10,598
FSS Automotive	557	(437)	4,358	4,216
Corporate Expenses (1)	(1,327)	(1,151)	(4,742)	(3,737)

Total	$219	$1,719	$7,491	$11,077

(1) Represents corporate expense not allocated to either of the business segments.

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION (In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Segment EBITDA:	2012	2011	2012	2011

FSS Industrial	$2,398	$3,833	$10,962	$12,899
FSS Automotive	4,221	3,999	15,126	15,915
Corporate and Other	(1,347)	(1,160)	(4,712)	(3,736)

Total EBITDA (Non-GAAP)	$5,272	$6,672	$21,376	$25,078

Reconciliation:

Net Income attributable to the non-controlling interest	-	-	-	(96)
Interest income, net	109	277	200	665
(Provision) for Income taxes	(1,809)	(2,021)	(3,376)	(7,454)
Depreciation & Amortization	(4,190)	(5,355)	(12,872)	(14,436)

Net (Loss) Income attributable to Fuel Systems Solutions, Inc.	$(618)	$(427)	$5,328	$3,757